Exhibit 99.1

Contacts:

(analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS COMPLETES ACQUISITION OF BLUE BUFFALO PET PRODUCTS

MINNEAPOLIS, April 24, 2018 — General Mills, Inc. (NYSE: GIS) today announced it has completed the acquisition of Blue Buffalo Pet Products, Inc. for $40 per share in an all-cash transaction, which represents an enterprise value of approximately $8.0 billion. The addition of Blue Buffalo establishes General Mills as the leader in the Wholesome Natural pet food category, the fastest growing portion of the $30 billion U.S. pet food market, and accelerates the company’s portfolio reshaping strategy.

“Today marks an important new chapter as we welcome Blue Buffalo to the General Mills family,” said General Mills Chairman and CEO Jeff Harmening. “The Blue Buffalo team has built a terrific brand that is leading the transformation of the U.S. pet food market and continues to generate top-tier growth. This acquisition adds a compelling new growth platform to the General Mills portfolio, and I’m confident that we can leverage our capabilities to drive continued growth for the BLUE brand and significant value for General Mills shareholders.”

“My leadership team and I, along with our entire organization of over 1,700 ‘Buffs’, are excited to join the General Mills family,” said Blue Buffalo co-founder Billy Bishop. “Our business continues to grow, with first-quarter results ahead of our plan, and we’ll use General Mills’ world-class capabilities in innovation, supply chain, distribution, and sales to build on our success and advance our mission of reaching more pet parents and feeding more pets.”

Founded in 2002, Blue Buffalo is the fastest growing major pet food company in the United States making natural foods and treats for dogs and cats under the BLUE brand, which includes BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet. BLUE is the #1 Wholesome Natural pet food brand in the U.S. with $1.275 billion in net sales and $319 million in Adjusted EBITDA for fiscal year 2017, representing an Adjusted EBITDA margin of 25%. Over the past three years, Blue Buffalo has delivered compound annual net sales growth of 12% and Adjusted EBITDA growth of 18%.

General Mills will operate Blue Buffalo under a newly formed Pet operating segment. Senior members of the Blue Buffalo management team, including Billy Bishop, will continue to lead Blue Buffalo from its headquarters in Wilton, Conn. Bishop will report to Harmening.

Blue Buffalo will be incorporated into General Mills financial results beginning in fiscal 2019. General Mills will provide details on its fiscal 2019 growth expectations, including Blue Buffalo, when it reports fourth-quarter fiscal 2018 earnings results in late June.

About General Mills

General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki, Blue and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2017 consolidated net sales of US $15.6 billion, as well as another US $1.0 billion from its proportionate share of joint-venture net sales.

About Blue Buffalo

Blue Buffalo, based in Wilton, Conn., is the nation’s leading natural pet food company, providing natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines. Paying tribute to its founding mission, the company, through the Blue Buffalo Foundation, is a leading sponsor of pet cancer awareness and of critical research studies of pet cancer, including causes, treatments and the role of nutrition, at leading veterinary medical schools and clinics across the United States.

Non-GAAP Measures

This press release includes measures that are not defined by GAAP. For each of these non-GAAP financial measures, we have included below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

Blue Buffalo Pet Products, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(dollars in millions)

	Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Net sales	$1,274.6	$1,149.8	$1,027.4	$917.8
Net income	$193.5	$130.2	$89.4	$101.9
Interest expense	11.1	14.6	15.1	13.9
Interest income	(1.4)	(0.5)	(0.3)	(0.2)
Provision for income taxes	99.8	76.6	55.9	63.4
Depreciation and amortization	10.5	9.2	8.2	4.9

EBITDA	313.5	230.1	168.3	183.9
Litigation expenses (a)	1.9	6.7	10.1	4.6
Public offering costs (b)	0.0	2.1	0.0	0.0
Initial public offering costs (c)	0.0	0.0	8.5	2.9
Provision for legal settlements (d)	0.0	32.0	32.0	0.0
Stock-based compensation (e)	3.7	4.6	2.8	1.8

Adjusted EBITDA	$319.2	$275.6	$221.7	$193.2

Adjusted EBITDA margin	25%	24%	22%	21%
Adjusted EBITDA 3-year CGR	18%

*	Amounts may not be additive due to rounding.
(a)	Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(b)	Represents costs incurred for public offerings.
(c)	Represents costs incurred for initial public offering.
(d)	Represents a provision related to settlement agreements with respect to U.S. consumer class action lawsuits and the Nestlé Purina PetCare Company lawsuit entered into in December 2015 and November 2016, respectively.
(e)	Represents non-cash, stock-based compensation expense.